Exhibit 99.1

SCIENTIFIC GAMES REPORTS SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

2nd Quarter Net Income Increased 27%
Earnings per Diluted Share Increased 29%

NEW YORK, JULY 28, 2005 — SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) today reported that second quarter 2005 revenues increased 11% to $197.4 million from the $178.1 million reported in the second quarter of 2004.   Net income increased 27% to $24.8 million or $0.27 per diluted share in the second quarter of 2005 compared to net income before preferred stock dividend of $19.5 million or $0.21 per diluted share in the second quarter of 2004.

EBITDA (earnings before interest, taxes, depreciation and amortization — see the following EBITDA reconciliation) increased 15% to $58.8 million in the second quarter of 2005 from $51.3 million in the second quarter of 2004.

For the first half of 2005, revenues were $382 million compared to $363.6 million for the first six months of 2004.  Net income was $45.8 million or $0.50 per diluted share for the first half of 2005 compared to net income before preferred stock dividend of $39.9 million or $0.44 per diluted share in the first six months of 2004.

EBITDA increased to $110.1 million in the first six months of 2005 from $104.3 million in the first six months of 2004.

Lorne Weil, chairman and CEO, said “ We experienced strong growth overall in the second quarter despite the continued weak performance of our racing related businesses. Second quarter EBITDA of these businesses declined by roughly $4 million from the second quarter of last year, the equivalent of approximately three cents of earnings per share after tax in the quarter.  During the third quarter we will be implementing an operational restructuring of our North American and European racing businesses with the goal of returning profitability to prior levels, beginning in the first quarter of 2006.   We believe that the performance of these businesses will remain relatively weak for the balance of this year and will cause our overall earnings to be below expectations during that period of time.”

“At the same time, the performance of our lottery related businesses was very strong in the second quarter.  Lottery-related EBITDA grew by 25% year to year from $44.8 million in 2004 to $56.0 million in 2005; and if we exclude from 2004 the EBITDA from the Florida online contract that came to an end during the first quarter of 2005, lottery growth was over 30%.  Growth was particularly strong in our instant ticket Cooperative Services business and in the sales of instant ticket licensed games, driven especially by our proprietary “Hold’em Poker®” licenses and related patents.”

“The second quarter was very active as well in the area of new business. We were awarded the full services online/instant contract in Catalunya, Spain; the Staatliche Germany online lottery Toto-Lotto terminal order; the instant ticket contract in Portugal; the Ohio Cooperative Services agreement; and the Shanghai online lottery and keno contract.   Most recently (although after the end of the second quarter) Scientific Games announced that it had been awarded the California instant lottery ticket and services agreement worth $33 million over its four-year term. Together these wins augur well for growth in 2006 and beyond.”

As of July 1st, Mike Chambrello joined the Company as president and COO of Scientific Games. “Mike brings 20 years of lottery experience to Scientific Games. We expect Mike will play a key role in our primary objectives of continuing growth and improving profitability. Mike’s focus on worldwide operations will allow me to spend more time on strategy, corporate development and organizational planning.  I know that all our employees, customers and shareholders join me in welcoming Mike to the Scientific Games family.”

Conference Call Details

Scientific Games Corporation invites you to join its conference call tomorrow at 8:30 AM eastern time by dialing 888-262-9189 or 973-582-2729 for international callers.  There will also be a live web cast accessible through www.scientificgames.com on the Investor Relations page.

A replay of the conference call will be available until midnight on Friday, August 5, 2005 at 877-519-4471, or 973-341-3080 for international callers, Conference ID number 6181484.  The call will be archived on the web site for thirty days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•                  economic, competitive, demographic, business and other conditions in our local and regional markets;

•                  changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

•                  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•                  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•                  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•                  an inability to renew or early termination of our contracts;

•                  an inability to engage in future acquisitions;

•                  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•                  resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect.  We will not update forward-looking statements even though our situation may change in the future.

EBITDA Disclosure

EBITDA is included in this press release as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

Contact Information:

Lisa Lettieri

Scientific Games Corporation

(212) 754-2233

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended June 30, 2004 and 2005

 (Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,
	2004	2005
Operating revenues:
Services	$147,570	160,867
Sales	30,542	36,557
	178,112	197,424
Operating expenses (exclusive of depreciation and amortization shown below):
Services	77,644	87,432
Sales	20,755	25,503
Amortization of service contract software	1,597	1,898
	99,996	114,833
Total gross profit	78,116	82,591
Selling, general and administrative expenses	28,427	25,725
Depreciation and amortization	13,806	15,221
Operating income	35,883	41,645
Other deductions:
Interest expense	7,807	6,812
Other expense	(384)	377
	7,423	7,189
Income before income tax expense	28,460	34,456
Income tax expense	8,952	9,692
Net income	19,508	24,764
Convertible preferred stock dividend	1,982	—
Net income available to common stockholders	$17,526	24,764

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.28	0.28
Diluted net income available to common stockholders	$0.21	0.27
Weighted average number of shares used in per share calculations:
Basic shares	63,153	89,207
Diluted shares	90,757	92,142

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2004 and 2005

 (Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,
	2004	2005
Operating revenues:
Services	$289,203	316,621
Sales	74,374	65,359
	363,577	381,980
Operating expenses (exclusive of depreciation and amortization shown below):
Services	153,529	172,681
Sales	51,411	45,777
Amortization of service contract software	3,031	3,521
	207,971	221,979
Total gross profit	155,606	160,001
Selling, general and administrative expenses	54,347	53,453
Depreciation and amortization	27,566	28,073
Operating income	73,693	78,475
Other deductions:
Interest expense	15,197	13,222
Other expense	224	776
	15,421	13,998
Income before income tax expense	58,272	64,477
Income tax expense	18,343	18,698
Net income	39,929	45,779
Convertible preferred stock dividend	3,964	—
Net income available to common stockholders	$35,965	45,779

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.58	0.51
Diluted net income available to common stockholders	$0.44	0.50
Weighted average number of shares used in per share calculations:
Basic shares	62,548	88,913
Diluted shares	90,384	92,047

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2004 and June 30, 2005

(Unaudited, in thousands)

	December 31,	June 30,
	2004	2005

Assets:
Cash and cash equivalents	$66,120	52,646
Short-term investments	52,525	8,650
Other current assets	175,650	197,983
Property and equipment, net	271,426	290,910
Long-term assets	526,302	550,582
Total assets	$1,092,023	1,100,771

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,370	5,468
Other current liabilities	138,801	115,847
Long-term debt, excluding current portion	606,508	583,478
Other long-term liabilities	41,780	46,246
Stockholders’ equity	300,564	349,732
Total liabilities and stockholders’ equity:	$1,092,023	1,100,771

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended June 30, 2004 and 2005

 (Unaudited, in thousands)

	Three Months Ended June 30, 2004
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$109,740	21,307	16,523	—	147,570
Sales revenues	15,797	1,778	—	12,967	30,542
Total revenues	125,537	23,085	16,523	12,967	178,112
Cost of service	54,745	10,871	12,028	—	77,644
Cost of sales	9,798	1,024	—	9,933	20,755
Amortization of service contract software	853	744	—	—	1,597
Total operating expenses	65,396	12,639	12,028	9,933	99,996
Gross profit	60,141	10,446	4,495	3,034	78,116
Selling, general and administrative expenses	16,165	1,969	1,194	1,435	20,763
Depreciation and amortization	9,893	2,489	507	705	13,594
Segment operating income	$34,083	5,988	2,794	894	43,759
Unallocated corporate expense					7,876
Consolidated operating income					$35,883

	Three Months Ended June 30, 2005
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$126,330	18,496	16,041	—	160,867
Sales revenues	19,563	3,519	—	13,475	36,557
Total revenues	145,893	22,015	16,041	13,475	197,424
Cost of service	63,181	11,972	12,279	—	87,432
Cost of sales	12,874	2,288	—	10,341	25,503
Amortization of service contract software	1,285	613	—	—	1,898
Total operating expenses	77,340	14,873	12,279	10,341	114,833
Gross profit	68,553	7,142	3,762	3,134	82,591
Selling, general and administrative expenses	13,886	2,416	702	1,382	18,386
Depreciation and amortization	10,654	2,838	487	952	14,931
Segment operating income	$44,013	1,888	2,573	800	49,274
Unallocated corporate expense					7,629
Consolidated operating income					$41,645

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Six Months Ended June 30, 2004 and 2005

 (Unaudited, in thousands)

	Six Months Ended June 30, 2004
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$217,034	40,350	31,819	—	289,203
Sales revenues	45,362	2,467	—	26,545	74,374
Total revenues	262,396	42,817	31,819	26,545	363,577
Cost of service	109,755	20,865	22,909	—	153,529
Cost of sales	30,045	1,433	—	19,933	51,411
Amortization of service contract software	1,646	1,385	—	—	3,031
Total operating expenses	141,446	23,683	22,909	19,933	207,971
Gross profit	120,950	19,134	8,910	6,612	155,606
Selling, general and administrative expenses	32,727	3,808	2,198	2,917	41,650
Depreciation and amortization	19,400	5,309	997	1,438	27,144
Segment operating income	$68,823	10,017	5,715	2,257	86,812
Unallocated corporate expense					13,119
Consolidated operating income					$73,693

	Six Months Ended June 30, 2005
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom-munications Group	Totals

Service revenues	$249,721	36,527	30,373	—	316,621
Sales revenues	33,094	3,876	—	28,389	65,359
Total revenues	282,815	40,403	30,373	28,389	381,980
Cost of service	127,070	22,341	23,270	—	172,681
Cost of sales	22,203	2,703	—	20,871	45,777
Amortization of service contract software	2,258	1,263	—	—	3,521
Total operating expenses	151,531	26,307	23,270	20,871	221,979
Gross profit	131,284	14,096	7,103	7,518	160,001
Selling, general and administrative expenses	29,500	5,457	1,576	2,886	39,419
Depreciation and amortization	19,576	5,042	971	1,919	27,508
Segment operating income	$82,208	3,597	4,556	2,713	93,074
Unallocated corporate expense					14,599
Consolidated operating income					$78,475

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME BEFORE PREFERRED

STOCK DIVIDENDS TO EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005

Net income before preferred stock dividends	$19,508	24,764	$39,929	45,779
Add: Income tax expense	8,952	9,692	18,343	18,698
Add: Depreciation and amortization expense	15,403	17,119	30,597	31,594
Add: Interest expense	7,807	6,812	15,197	13,222
Add: Other expense	(384)	377	224	776
EBITDA	$51,286	58,764	$104,290	110,069

                EBITDA, as included herein, represents operating income plus depreciation and amortization expenses.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.